Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2003, accompanying the consolidated financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, of FindWhat.com and Subsidiary included in the Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Tampa, Florida
September 2, 2004